EXHIBIT 10.11

AFFYMETRIX, INC.
PERFORMANCE BASED RESTRICTED STOCK UNIT GRANT NOTICE AND AGREEMENT

Franklin R Witney
219 Cross Road
Oakland, CA United States 94618                                                                     Option Number: 987138
ID: 903874
Plan: Affymetrix, Inc. Amended and 2000 Equity Incentive Plan (the “Plan)
1.      Grant of Restricted Stock Units.  AFFYMETRIX, INC., a Delaware corporation (the “Company”) hereby grants to Franklin R Witney (“Recipient”) the number of restricted stock units as specified below (the “RSUs”), subject to (i) the terms specified below and the Terms and Conditions of RSUs attached as Exhibit A, and (ii) the Plan incorporated herein by reference.

2.      Definitions.  As used in this Agreement, including the Terms and Conditions of RSUs attached as Exhibit A, the following terms shall have the meanings set forth in this Section 2.

Grant Date: July 21, 2011
Number of Shares: 240,000
Settlement Date: For each RSU, except as otherwise provided in Exhibit A hereto, the date on which such RSU becomes vested in accordance with the Performance Goals and Vesting Schedule set forth below.
Performance Goals and Vesting Schedule: The RSUs are eligible to be earned in four equal annual installments on the performance conditions specified in the following table, but any earned portion of the RSUs shall remain unvested until the Vesting Date specified in the following table:

Performance
Period                  Shares                 Performance Goal                                                                                                                        Vesting Date
2011                      60,000                 Board’s approval of CEO’s long-term strategic plan                                                             December 31, 2012
2012                     60,000                 To be defined by Board or Committee*                                                                                   December 31, 2013
2013                     60,000                 To be defined by Board or Committee*                                                                                   December 31, 2014
2014                     60,000                 To be defined by Board or Committee*                                                                                   December 31, 2015

*	Performance goal for each of these annual performance periods (2012-2014) will be approved no later than March of the applicable year.

For each annual performance period specified in the table above, to the extent the performance goal for any performance period is not met, the applicable installment of RSUs shall be forfeited (in whole or in part, as applicable, as determined by the Committee) as of the end of such performance period.  For the avoidance of doubt, there shall be no “catch up” in any future performance period to the extent any portion of an installment for a prior performance period is not earned.

3.      Treatment on Change of Control.  Notwithstanding anything to the contrary in the Plan or any other Company policy or plan, in the event of a Change in Control:  (a) to the extent any portion of the RSUs has not yet been “earned” in accordance with the foregoing performance conditions, 100% of the installment for the then-current performance period shall be deemed earned and 50% of future installments shall be deemed earned immediately prior to such Change in Control, and such earned portions shall be considered “Equity Awards” under the Company’s Change of Control Plan (as such policy may be amended or any successor change of control policy, plan or agreement applicable to Recipient, the “Change of Control Plan”); (b) any remaining unearned portion of the RSUs shall terminate immediately prior to the Change in Control and shall not be eligible for vesting in connection with, or following, the Change in Control; and (c) any previously earned (but still unvested) portion of the RSUs shall be considered “Equity Awards” under the Change of Control Plan.

AFFYMETRIX, INC.                                                                           RECIPIENT
/s/ Franklin Witney
Franklin Witney

/s/Timothy C. Barabe                                                                          July 21, 2011
Timothy C. Barabe                                                                              Date

Exhibit A

TERMS AND CONDITIONS OF RSUs

1. Grant.  Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) to which these Terms and Conditions are attached (together with the Grant Notice, this “Agreement”), AFFYMETRIX, INC., a Delaware corporation (the “Company”), has granted to Recipient the right to receive the number of Restricted Stock Units (the “RSUs”) under the Plan as set forth in the Grant Notice (terms used but not defined herein have the meaning set forth in the Grant Notice or the Plan).  Each RSU represents the right to receive on a date determined in accordance with this Agreement one (1) Common Share.

2. Settlement of RSUs.  The Company shall issue to Recipient, on the Settlement Date with respect to each RSU to be settled on such date, one (1) Common Share.  The Company will not issue any shares hereunder if the issuance of shares at that time would violate any law or regulation and shall not be required to issue any fractional shares.

3. Tax Treatment.  Any withholding tax liabilities incurred in connection with the grant or vesting of the RSUs or the issuance of the Common Shares or otherwise incurred in connection with the RSUs and any other amounts or rights hereunder shall be satisfied by (x) only at the option and request of the Company, Recipient paying to the Company in cash or by check an amount equal to the minimum amount of taxes that the Company concludes it is required to withhold under applicable law within one business day of the day the tax event arises or (y) unless not permitted by the Committee or the Board, the Company withholding a portion of the Common Shares that would be issued on settlement of the vested RSUs having a fair market value approximately equal to the minimum amount of taxes that the Company concludes it is required to withhold under applicable law.  Notwithstanding the foregoing, Recipient acknowledges and agrees that he or she is responsible for all taxes that arise in connection with the RSUs.  The Company shall not be obligated to release any shares to Recipient unless and until satisfactory arrangements to pay such withholding taxes have been made and shall be entitled to withhold from any amounts or shares due to Recipient hereunder or otherwise in an amount sufficient to pay its withholding obligations.  This Agreement and the RSUs are intended to comply with the short-term deferral rules of Section 409A of the Code and the Treasury Regulations thereunder and shall be interpreted in a manner consistent with that intention.

4. Vesting.  The RSUs shall become vested in installments, as shown in the Grant Notice.  No additional shares become vested after Recipient’s service in any one of the positions of an employee, consultant or director of the Company (or a subsidiary of the Company) has terminated for any reason.

5. Termination of Service.  If Recipient’s service in any one of the positions of an employee, consultant or director of the Company or a subsidiary of the Company terminates for any reason, then all RSUs that have not vested on or before the date of termination of service shall automatically be forfeited to the Company and all of Recipient’s rights with respect thereto shall cease immediately upon termination. The Company determines when Recipient’s service terminates for this purpose.

6. Leaves of Absence.  For purposes of this Agreement, service does not terminate as a result of a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service is required by the terms of the leave or by applicable law; provided that service shall terminate when the approved leave ends, unless Recipient immediately returns to active work.

7. Restrictions on Transfer.  Recipient may not sell, transfer, pledge or otherwise dispose of any of the Common Shares underlying the RSUs until after the applicable shares have been issued to Recipient on the schedule set forth in the Grant Notice and may not sell, transfer, pledge or otherwise dispose of the RSUs, other than transfer by will or by the laws of descent and distribution.  Recipient further agrees not to sell, transfer or otherwise dispose of any shares at a time when applicable laws or Company policies prohibit a sale, transfer, pledge or other disposition.  Recipient agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent.

8. Stock Certificates.  Certificates evidencing the Common Shares that are issued hereunder shall be registered in the name of Recipient on the stock transfer books of the Company.

9. Stockholder Rights.  Recipient will have no voting or other rights with respect to the Common Shares underlying the RSUs until such shares are issued in accordance with this Agreement.

10. No Retention Rights.  The RSUs and this Agreement do not give Recipient the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate Recipient’s service at any time, with or without cause.

11. Adjustments.  In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this Agreement may be adjusted pursuant to the Plan.

12. Applicable Law.  This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

13. The Plan and Other Agreements.  The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between Recipient and the Company regarding this Agreement. Any prior agreements, commitments or negotiations concerning the RSUs are superseded. This Agreement may be amended only by another written agreement.

BY ACCEPTING THIS AWARD, RECIPIENT AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT AND IN THE PLAN.